Exhibit 99.2

PRESS RELEASE WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	CONTACT: Sharon L. McCollam Executive Vice President, COO, CFO (415) 616-8775 Stephen C. Nelson Director, Investor Relations (415) 616-8754 Christy M. Chanslor Investor Relations (415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Updates 2nd Quarter and FY 2006 Financial Guidance to Reflect CEO Departure

Charge, Favorable Unredeemed Gift Certificate Income, and Current Business Trends

Company Reiterates 2nd Quarter and FY 2006 Non-GAAP Diluted EPS Guidance

San Francisco, CA, July 11, 2006 — Williams-Sonoma, Inc. (NYSE: WSM) today announced an update to its second quarter and fiscal year 2006 financial guidance to reflect the charge associated with the departure of the company’s CEO, Ed Mueller (announced in a separate press release this morning), the favorable impact of a change in accounting estimate associated with unredeemed gift certificates, and current business trends.

Howard Lester, Chairman, commented, “We are pleased today to be reiterating our second quarter and fiscal year 2006 non-GAAP diluted earnings per share guidance (see table below). On a GAAP basis, we are increasing our diluted earnings per share guidance by $0.05 in the second quarter and $0.06 for the fiscal year. Although the second quarter is turning out to be more challenging on the top-line in the Pottery Barn brand than we previously expected, we are extremely pleased with the financial benefits that we are realizing from our ongoing operational and cost containment initiatives. As we look forward to the third and fourth quarters, we are remaining cautious in our outlook, but believe that the strength of our brands, our multi-channel strategy, and the competitive advantages we have built in our supply chain network will allow us to continue to drive our business, despite a potentially softer macro-economic environment.”

Sharon McCollam, Executive Vice President, Chief Operating and Chief Financial Officer, commented, “Included in our second quarter and fiscal year 2006 GAAP earnings per share guidance in the table below are the effects of two unusual items. The first item is the severance charge associated with the departure of our CEO, which we estimate at approximately $5.7 million before tax or $0.029 per diluted share. The second item is a benefit of approximately $12.0 million before tax or $0.062 per diluted share associated with unredeemed gift certificates. During the second quarter of fiscal year 2006, we completed an analysis of our historical gift certificate and gift card redemption patterns, which included an independent actuarial study. Based on this analysis, we concluded that the likelihood of our gift certificates and gift cards being redeemed beyond four years from the date of issuance is remote. As a result, we have changed our estimate of the elapsed time for recording income associated with unredeemed gift certificates and gift cards to four years from our prior estimate of seven years. This change in estimate will result in income recognition of approximately $12 million before tax in other income in the second quarter of fiscal 2006. Both of these unusual items are reflected in our Selling, General, and Administrative expense guidance.”

Summary of Q2 and FY 2006 GAAP and Non-GAAP Diluted Earnings Per Share Guidance

(See Exhibit 1 for Notes 1 through 6)

	Q2 2006 Guidance*	Q2 2005 Actual	% YOY Increase	FY 2006 Guidance*	FY 2005 Actual	% YOY Increase
GAAP Diluted EPS	$0.25 - $0.27	$0.26	<3.8%> - 3.8%	$1.97 - $2.01	$1.81	8.8% - 11.0%
Unusual Items:
Hold Everything Transition Charge (Note 1)	$0.003	-	-	$0.023	$0.07	-
CEO Departure Charge (Note 2)	$0.029	-	-	$0.029	-	-
Unredeemed Gift Certificate Income (Note 3)	($0.062)	-	-	($0.062)	-	-
Subtotal of Unusual Items	($0.030)	-	-	($0.010)	$0.07	-
Diluted EPS Excluding Unusual Items	$0.22 - $0.24	$0.26	<7.7%> - <15.4%>	$1.96 - $2.00	$1.88	4.3% - 6.4%
Impact of FAS 123R (Note 4)	$0.042	-	-	$0.168	-	-
Impact of FSP FAS 13-1 (Note 5)	$0.005	-	-	$0.023	-	-
Subtotal of 2006 Accounting Pronouncements	$0.047	-	-	$0.191	-	-
Non-GAAP Diluted EPS Excluding Unusual Items and 2006 Accounting Pronouncements (Note 6)	$0.27 - $0.29	$0.26	3.8% - 11.5%	$2.15 - $2.19	$1.88	14.4%- 16.5%

*	Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items in the table above.

❑	SECOND QUARTER 2006 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $823.0 million to $837.0 million, versus previous guidance in the range of $842.0 million to $856.0 million. This represents a projected increase in net revenues in the range of 6.0% to 7.8% versus $776.2 million in the second quarter of fiscal year 2005. Excluding Hold Everything (see Note 1 in Exhibit 1), net revenues in the second quarter of fiscal year 2006 are projected to increase in the range of 7.8% to 9.6%.

❑	Retail net revenues are projected to be in the range of $463.0 million to $471.0 million, versus previous guidance in the range of $466.0 million to $474.0 million. This represents a projected increase in retail net revenues in the range of 6.7% to 8.5% versus $434.1 million in the second quarter of fiscal year 2005. Excluding Hold Everything, retail net revenues in the second quarter of fiscal year 2006 are projected to increase in the range of 7.7% to 9.6%.

❑	Comparable store sales growth is projected to be in the range of 1.5% to 3.0%, versus previous guidance in the range of 1.5% to 3.5%. This compares to comparable store sales growth in the second quarter of fiscal year 2005 of 3.7%. Comparable stores exclude new retail concepts until such time as the company believes that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2006, the company expects to exclude West Elm and Williams-Sonoma Home. Hold Everything will also be excluded, as its remaining eight stores were closed during the first quarter of fiscal year 2006.

❑	Retail leased square footage is projected to increase approximately 7.0%, unchanged from previous guidance. Selling square footage is projected to increase approximately 6.0%, unchanged from previous guidance. This compares to retail leased and selling square footage growth in the second quarter of fiscal year 2005 of 11.8% and 10.8%, respectively.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $360.0 million to $366.0 million, versus previous guidance in the range of $376.0 million to $382.0 million. This represents a projected increase in direct-to-customer net revenues in the range of 5.2% to 7.0% versus $342.1 million in the second quarter of fiscal year 2005. Excluding Hold Everything, direct-to-customer net revenues in the second quarter of fiscal year 2006 are projected to increase in the range of 7.9% to 9.7%.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the second quarter of fiscal year 2006, including the impact of the implementation of FSP FAS 13-1 and the Hold Everything charge, is expected to be in the range of 37.8% to 38.0%, unchanged from previous guidance. Gross margin as a percentage of net revenues in the second quarter of fiscal year 2005 was 38.0%. This represents a projected decrease in the gross margin rate of 20 basis points at the low end of the range and no change in the gross margin rate at the high end of the range.

❑	Gross margin as a percentage of net revenues in the second quarter of fiscal year 2006, excluding the impact of the implementation of FSP FAS 13-1 and the Hold Everything charge, is expected to be in the range of 38.0% to 38.2%, versus previous guidance in the range of 38.2% to 38.4%. Gross margin as a percentage of net revenues in the second quarter of fiscal year 2005 was 38.0%. On a comparable year-over-year basis, this represents no change in the gross margin rate at the low end of the range and a projected increase of 20 basis points at the high end of the range. This is a non-GAAP comparison.

•	Selling, General and Administrative Expenses (SG&A)

❑	Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2006, including the impact of FAS 123R and Unusual Items (see Exhibit 1), are expected to be in the range of 32.1% to 32.3%, versus previous guidance in the range of 33.2% to 33.4%. Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2005 were 31.6%. This represents a projected increase in the SG&A expense rate of 50 to 70 basis points.

❑	Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2006, excluding the impact of FAS 123R and Unusual Items (see Exhibit 1), are expected to be in the range of 31.8% to 32.0%, versus previous guidance in the range of 32.1% to 32.3%. Selling, general and administrative expenses as a percentage of net revenues in the second quarter of fiscal year 2005 were 31.6%. This represents a projected increase in the SG&A expense rate on a comparable year-over-year basis in the range of 20 to 40 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net in the second quarter of fiscal year 2006 is projected to be interest income in the range of $2.9 million to $3.2 million, versus previous guidance in the range of $1.7 million to $1.9 million. This compares to interest income in the second quarter of fiscal year 2005 of $0.4 million.

•	Income Taxes

❑	The income tax rate in the second quarter of fiscal year 2006 is projected to be in the range of 38.6% to 38.8%, unchanged from previous guidance. This compares to an income tax rate in the second quarter of fiscal year 2005 of 37.9%.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in the second quarter of fiscal year 2006, including the impact of 2006 Accounting Pronouncements and Unusual Items (see Exhibit 1), are expected to be in the range of $0.25 to $0.27, versus previous guidance in the range of $0.20 to $0.22. Diluted earnings per share in the second quarter of fiscal year 2005 were $0.26.

❑	Diluted earnings per share in the second quarter of fiscal year 2006, excluding the impact of 2006 Accounting Pronouncements and Unusual Items (see Exhibit 1), are expected to be in the range of $0.27 to $0.29, unchanged from previous guidance. Diluted earnings per share in the second quarter of fiscal year 2005 were $0.26. This represents, on a comparable basis, a projected increase in diluted earnings per share of 3.8% to 11.5%. This is a non-GAAP comparison.

❑	See Exhibit 1 for a reconciliation of 2006 and 2005 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of the 2006 Accounting Pronouncements and Unusual Items. This reconciliation is being provided to facilitate a meaningful evaluation of the company’s quarterly and fiscal year 2006 diluted earnings per share guidance on a comparable basis with our 2005 quarterly and fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the second quarter of fiscal year 2006 are projected to be in the range of $553.0 million to $562.0 million, versus previous guidance in the range of $560.0 million to $575.0 million. Merchandise inventories at the end of the second quarter of fiscal year 2005 were $521.5 million. This represents a projected increase in merchandise inventories in the range of 6.0% to 7.8%.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the second quarter of fiscal year 2006 is projected to be in the range of $33.0 million to $34.0 million, unchanged from previous guidance. This compares to depreciation and amortization expense of $30.6 million in the second quarter of fiscal year 2005.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the second quarter of fiscal year 2006 is projected to be approximately $7.0 million, unchanged from previous guidance. This compares to amortization of deferred lease incentives of $6.0 million in the second quarter of fiscal year 2005.

❑	FISCAL YEAR 2006 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.832 billion to $3.902 billion, versus previous guidance in the range of $3.871 billion to $3.928 billion. This represents a projected increase in net revenues in the range of 8.3% to 10.3% versus $3.539 billion in fiscal year 2005. Excluding Hold Everything, net revenues in fiscal year 2006 are projected to increase in the range of 9.7% to 11.8%.

❑	Retail net revenues are projected to be in the range of $2.198 billion to $2.233 billion, versus previous guidance in the range of $2.210 billion to $2.240 billion. This represents a projected increase in retail net revenues in the range of 8.1% to 9.8% versus $2.033 billion in fiscal year 2005. Excluding Hold Everything, retail net revenues in fiscal year 2006 are projected to increase in the range of 8.9% to 10.6%.

❑	Comparable store sales growth is projected to be in the range of 2.0% to 3.5%, versus previous guidance in the range of 2.0% to 4.0%. This compares to comparable store sales growth in fiscal year 2005 of 4.9%. Comparable stores exclude new retail concepts until such time as the company believes that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2006, the company expects to exclude West Elm and Williams-Sonoma Home. Hold Everything will also be excluded, as its remaining eight stores were closed during the first quarter of fiscal year 2006.

❑	Retail leased square footage is projected to increase in the range of 8.5% to 9.0%, unchanged from previous guidance. Selling square footage is projected to increase in the range of 7.5% to 8.0%, unchanged from previous guidance. This compares to retail leased and selling square footage growth in fiscal year 2005 of 8.6% and 7.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2005 Actual	Q1 2006 Actual			Q2 2006 Guidance			Q3 and Q4 2006 Guidance			FY 2006 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	254	4	<5>	253	5	<3>	255	10	<10>	255	19	<18> *
Pottery Barn	188	2	0	190	4	<4>	190	9	<3>	196	15	<7> *
Pottery Barn Bed+Bath	0	0	0	0	0	0	0	3	0	3	3	0
Pottery Barn Kids	89	2	0	91	0	0	91	2	<1>	92	4	<1> *
West Elm	12	2	0	14	0	0	14	8	0	22	10	0
Williams-Sonoma Home	3	2	0	5	0	0	5	2	0	7	4	0
Hold Everything	8	0	<8>	0	0	0	0	0	0	0	0	<8>
Outlets	16	0	0	16	1	<1>	16	0	0	16	1	<1> *
Total	570	12	<13>	569	10	<8>	571	34	<14>	591	56	<35>

*	Fiscal year 2006 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Outlets include 16 stores, 7 stores and 1 store, respectively, for temporary closures due to remodeling. Fiscal year 2006 total store opening numbers for Williams-Sonoma, Pottery Barn and Pottery Barn Kids include 1 store, 1 store and 1 store, respectively, in the New Orleans area that reopened during the first quarter and 1 Pottery Barn store that reopened in the second quarter after having been temporarily closed in August 2005 due to Hurricane Katrina. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, stores to be remodeled are removed from the comparable store base upon temporary closure if the gross square footage is to change by more than 20% or if the store is to be closed for seven or more consecutive days.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.634 billion to $1.669 billion, versus previous guidance in the range of $1.661 billion to $1.688 billion. This represents a projected increase in direct-to-customer net revenues in the range of 8.5% to 10.8% versus $1.506 billion in fiscal year 2005. Excluding Hold Everything, direct-to-customer net revenues in fiscal year 2006 are projected to increase in the range of 10.9% to 13.3%.

❑	Catalog circulation growth is projected to be in the range of -0.5% to 0.5%, with pages circulated projected to increase in the range of 5.0% to 6.0%. Previous guidance for catalog and page circulation was in the range of 0.5% to 1.5% and 6.0% to 7.0%, respectively. This compares to an approximate 4.6% increase in catalog circulation and a 9.7% increase in pages circulated in fiscal year 2005. Excluding the circulation for the Hold Everything catalog in fiscal years 2005 and 2006, catalog and page circulation in fiscal year 2006 is expected to increase in the range of 3.5% to 4.5% and 7.5% to 8.5%, respectively.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2006 Actual	Q2 2006 Guidance	Q3 2006 Guidance	Q4 2006 Guidance	FY 2006 Guidance
Net Retail Revenue	$434	$463 - $471	$485 - $495	$816 - $833	$2,198 - $2,233
Net Direct-to-Customer Revenue	$360	$360 - $366	$415 - $426	$499 - $517	$1,634 - $1,669
Total Net Revenue	$794	$823 - $837	$900 - $921	$1,315 - $1,350	$3,832 - $3,902
Year Over Year % Increase	10.2%	6.0% - 7.8%	8.7% - 11.3%	8.3% - 11.2%	8.3% - 10.3%
Year Over Year % Increase Excluding Hold Everything *	10.1%	7.8% - 9.6%	11.1% -13.7%	9.9% - 12.9%	9.7% - 11.8%
Comparable Store Sales % Change	1.3%	1.5% - 3.0%	2.0% - 4.0%	2.0% - 4.5%	2.0% - 3.5%

*	See Note 1 of Exhibit 1.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2006, including the impact of the implementation of FSP FAS 13-1 and the Hold Everything charge, is expected to be in the range of 40.6% to 40.8%, unchanged from previous guidance. Gross margin as a percentage of net revenues in fiscal year 2005 was 40.6%, including the fiscal year 2005 impact of the Hold Everything charge. This represents no change in the gross margin rate at the low end of the range and a projected increase of 20 basis points at the high end of the range.

❑	Gross margin as a percentage of net revenues in fiscal year 2006, excluding the impact of the implementation of FSP FAS 13-1 and the Hold Everything charge, is expected to be in the range of 40.8% to 41.0%, unchanged from previous guidance. Gross margin as a percentage of net revenues in fiscal year 2005, excluding the Hold Everything charge, was 40.7%. This represents a projected increase in the gross margin rate on a comparable year-over-year basis in the range of 10 to 30 basis points. This is a non-GAAP comparison.

•	Selling, General and Administrative (SG&A) Expenses

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, including the impact of FAS 123R and Unusual Items (see Exhibit 1), are expected to be in the range of 30.9% to 31.1%, versus previous guidance in the range of 31.2% to 31.4%. Selling, general and administrative expenses in fiscal year 2005 were 30.8%, including the fiscal year 2005 impact of the Hold Everything charge. This represents a projected increase in the SG&A expense rate of 10 to 30 basis points.

❑	Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2006, excluding the impact of FAS 123R and Unusual Items (see Exhibit 1), are expected to be in the range of 30.3% to 30.5%, unchanged from previous guidance. Selling, general and administrative expenses as a percentage of net revenues in fiscal year 2005, excluding the Hold Everything charge, were 30.6%. This represents a projected decrease in the SG&A expense rate on a comparable year-over-year basis of 10 to 30 basis points. This is a non-GAAP comparison.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net for fiscal year 2006 is projected to be interest income in the range of $10.5 million to $11.5 million, versus previous guidance in the range of $8.5 million to $9.5 million. This compares to interest income in fiscal year 2005 of $3.7 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2006 is projected to be in the range of 38.6% to 38.8%, unchanged from previous guidance. This compares to an income tax rate in fiscal year 2005 of 38.4%.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in fiscal year 2006, including the impact of 2006 Accounting Pronouncements and Unusual Items (see Exhibit 1), are expected to be in the range of $1.97 to $2.01, versus previous guidance in the range of $1.91 to $1.95. This represents a projected increase in diluted earnings per share of 8.8% to 11.0%. Diluted earnings per share in fiscal year 2005 were $1.81.

❑	Diluted earnings per share in fiscal year 2006, excluding the impact of 2006 Accounting Pronouncements and Unusual Items (see Exhibit 1), are expected to be in the range of $2.15 to $2.19 – an increase of 14.4% to 16.5% on a comparable basis versus fiscal year 2005 – and unchanged from previous guidance. Diluted earnings per share in fiscal year 2005, excluding the $0.07 per diluted share Hold Everything charge, were $1.88. This is a non-GAAP comparison.

❑	See Exhibit 1 for a reconciliation of 2006 and 2005 GAAP to non-GAAP diluted earnings per share, which includes and excludes the impact of the 2006 Accounting Pronouncements and Unusual Items. This reconciliation is being provided to facilitate a meaningful evaluation of the company’s quarterly and fiscal year 2006 diluted earnings per share guidance on a comparable basis with our 2005 quarterly and fiscal year results.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2006 are projected to be in the range of $562.0 million to $573.0 million, versus previous guidance in the range of $565.0 million to $580.0 million. Merchandise inventories at the end of fiscal year 2005 were $520.3 million. This represents a projected increase in merchandise inventories in the range of 8.0% to 10.1%.

•	Capital Spending

❑	Fiscal year 2006 capital spending is projected to be in the range of $190.0 million to $210.0 million, unchanged from previous guidance. This compares to capital spending of $151.8 million in fiscal year 2005.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2006 is projected to be in the range of $135.0 million to $137.0 million, unchanged from previous guidance. This compares to depreciation and amortization expense of $123.2 million in fiscal year 2005.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2006 is projected to be in the range of $28.0 million to $29.0 million, unchanged from previous guidance. This compares to amortization of deferred lease incentives of $24.9 million in fiscal year 2005.

❑    SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP net revenue growth percentages, non-GAAP gross margin percentages, non-GAAP selling, general and administrative expenses, and non-GAAP diluted earnings per share due to excluding the impact of the implementation of FAS 123R and FSP FAS 13-1 in fiscal year 2006, the impact of the Hold Everything consolidation charge in fiscal years 2005 and 2006, the CEO departure charge in fiscal year 2006, and the benefit from unredeemed gift certificate income in fiscal year 2006. We have reconciled or compared these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate comparisons between historical operating results and our 2006 quarterly and fiscal year guidance. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the diluted earnings per share calculation in accordance with GAAP.

❑    FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments that may occur as we close our books for the remaining three quarters of fiscal year 2006; the impact of organizational changes in connection with the departure of our CEO; new interpretations of current accounting rules; our ability to successfully transition the Hold Everything merchandise strategies; changes to current accounting rules; changes in tax laws applicable to cash dividends or share repurchases; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2006 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑    ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 569 stores, seven mail order catalogs and five e-commerce websites.

Exhibit 1

Reconciliation of 2006 and 2005 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2006 Actual	Q2 2006 Guidance*	Q3 2006 Guidance*	Q4 2006 Guidance*	FY 2006 Guidance*
GAAP Diluted EPS	$0.20	$0.25 - $0.27	$0.33 - $0.35	$1.18 - $1.22	$1.97 - $2.01
Hold Everything Transition Charge (Note 1)	$0.017	$0.003	$0.003	-	$0.023
CEO Departure Charge (Note 2)	-	$0.029	-	-	$0.029
Unredeemed Gift Certificate Income (Note 3)	-	($0.062)	-	-	($0.062)
Subtotal of Unusual Items	-	$0.030	-	-	($0.010)
2006 Diluted EPS Excluding Unusual Items	$0.21	$0.22 - $0.24	$0.33 - $0.35	$1.18 -$1.22	$1.96 - $2.00
Impact of FAS 123R (Note 4)	$0.042	$0.042	$0.042	$0.042	$0.168
Impact of FSP FAS 13-1 (Note 5)	$0.003	$0.005	$0.010	$0.005	$0.023
Subtotal of 2006 Accounting Pronouncements	$0.045	$0.047	$0.052	$0.047	$0.191
Non-GAAP Diluted EPS Excluding Unusual Items and 2006 Accounting Pronouncements (Note 6)	$0.26	$0.27 - $0.29	$0.38 - $0.40	$1.23 - $1.27	$2.15 - $2.19

	Q1 2005 Actual	Q2 2005 Actual	Q3 2005 Actual	Q4 2005 Actual	FY 2005 Actual
2005 Diluted EPS as Reported Per GAAP	$0.22	$0.26	$0.31	$1.02	$1.81
Impact of Hold Everything Charge (Note 1)	-	-	-	$0.07	$0.07
2005 Diluted EPS As Reported Excluding the Impact of the Hold Everything Charge (Note 6)	$0.22	$0.26	$0.31	$1.09	$1.88

	Q1 2006 Actual	Q2 2006 Guidance*	Q3 2006 Guidance*	Q4 2006 Guidance*	FY 2006 Guidance*
2006 % Increase / <Decrease> in Diluted EPS Per GAAP	<9.1%>	<3.8%> - 3.8%	6.5% - 12.9%	15.7% - 19.6%	8.8% - 11.0%

2006 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Items and 2006 Accounting Pronouncements	18.2%	3.8% -11.5%	22.6% - 29.0%	12.8% - 16.5%	14.4% - 16.5%

*	Quarterly diluted earnings per share guidance amounts will vary within the ranges above. Therefore, the respective high and low guidance estimates for the quarters should not be added together to derive an estimate for the fiscal year.

Note 1:	Hold Everything Accounting Charge - On January 12, 2006, we announced our decision to transition the merchandising strategies of our Hold Everything brand into our other existing brands by the end of 2006. We also announced that we expected to incur an accounting charge of $0.09 to $0.10 per diluted share related to this decision, of which $0.07 was incurred in the fourth quarter of fiscal year 2005. In fiscal year 2006, we estimate that we will incur charges of $0.023 per diluted share, of which $0.015 per diluted share is expected to be included in cost of goods sold – negatively impacting gross margin – and $0.008 per diluted share in selling, general and administrative expenses. See table above for quarterly actuals and estimates.

Note 2:	CEO Departure Charge – On July 11, 2006, we announced the departure of the company’s CEO. Severance costs are estimated at approximately $0.029 per diluted share, which will be fully realized in the second quarter of fiscal year 2006 and included in SG&A expenses.

Note 3:	Unredeemed Gift Certificates – During the second quarter of 2006, we completed an analysis of our historical gift certificate and gift card redemption patterns, which included an independent actuarial study. Based on this analysis, we concluded that the likelihood of our gift certificates and gift cards being redeemed beyond four years from the date of issuance is remote. As a result, we have changed our estimate of the elapsed time for recording income associated with unredeemed gift certificates and gift cards to four years from our prior estimate of seven years. This change in estimate is expected to result in income recognition of $0.062 per diluted share in the second quarter of fiscal year 2006 and will be included in SG&A expenses.

Note 4:	FAS 123R - Accounting for Share Based Payments - In fiscal year 2006, we prospectively implemented FAS 123R, which we estimate will have a negative diluted earnings per share impact of $0.168. This compares to a pro forma fiscal year 2005 diluted earnings per share impact of $0.12. The year-over-year increase is due to long-term equity retention grants that were awarded to certain key executives in fiscal year 2005. See table above for quarterly estimates. These amounts are reflected in SG&A expenses. This amount excludes the FAS 123R impact of the CEO departure of approximately $0.018 per diluted share, which is reflected within Note 2 above.

Note 5:	FSP FAS 13-1 - Accounting for Rental Costs Incurred During a Construction Period - In fiscal year 2006, we also prospectively implemented FSP FAS 13-1, which we estimate will have a negative diluted earnings per share impact of $0.023. See table above for quarterly estimates. These amounts are reflected in cost of goods sold, negatively impacting gross margin.

Note 6:	SEC Regulation G - Non-GAAP Information - This table includes three non-GAAP financial measures. The first non-GAAP measure is the 2006 Diluted EPS Excluding Unusual Items. The second non-GAAP measure is the Non-GAAP 2006 Diluted EPS Excluding Unusual Items and 2006 Accounting Pronouncements. The third non-GAAP measure is the 2005 Diluted Earnings Per Share as Reported Excluding the Impact of the Hold Everything Charge. These non-GAAP financial measures have been provided to facilitate a meaningful evaluation of our quarterly and fiscal year 2006 diluted earnings per share guidance on a comparable basis with our 2005 quarterly and fiscal year results. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the diluted earnings per share calculation in accordance with GAAP.